SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                              -------------------


                                    Form 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                          Date of Report: May 16, 2003



Commission          Exact name of registrant as specified in its charter  State of       I.R.S. Employer
File Number         and principal office address and telephone number     Incorporation  I.D. Number

1-14514             Consolidated Edison, Inc.                             New York       13-3965100
                    4 Irving Place, New York, New York 10003
                    (212) 460-4600


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                    INFORMATION TO BE INCLUDED IN THE REPORT




ITEM 5.     OTHER EVENTS

In 2001, Consolidated Edison, Inc. ("Con Edison") sued Northeast Utilities to recover damages for its breach of their merger agreement. Northeast Utilities alleges that Con Edison breached the merger agreement and is pursuing a counter-claim against Con Edison for damages in excess of $1.2 billion. For information about these legal proceedings, see Note F to the Con Edison financial statements included in Part I, Item 1 of Con Edison's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

On May 16, 2003, a purported class action lawsuit alleging breach of the merger agreement was filed against Con Edison in New York County Supreme Court on behalf of Northeast Utilities shareholders. The complaint, Rimkoski, et al. v. Consolidated Edison, Inc., defines the putative class as holders of Northeast Utilities' common stock on March 5, 2001, and alleges that the class members were intended third party beneficiaries of the merger agreement. The complaint seeks damages believed to be substantially duplicative of those sought by Northeast Utilities, on behalf of its shareholders, in its counter-claim in the litigation commenced in 2001.

Con Edison believes that Northeast Utilities has materially breached the merger agreement, and that Con Edison has not materially breached the merger agreement. Con Edison believes it is not obligated to acquire Northeast Utilities because Northeast Utilities does not meet the merger agreement's conditions that Northeast Utilities perform all of its obligations under the merger agreement. Those obligations include the obligation that it carry on its businesses in the ordinary course consistent with past practice; that the representations and warranties made by it in the merger agreement were true and correct when made and remain true and correct; and that there be no material adverse change with respect to Northeast Utilities.

Con Edison is unable to predict whether or not any Northeast Utilities related lawsuits or other proceedings will have a material effect on Con Edison's financial position, results of operation or liquidity.

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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            CONSOLIDATED EDISON, INC.



                           By:/s/ Edward J. Rasmussen
                                  Edward J. Rasmussen
                                   Vice President and
                                       Controller



DATE:  May 19, 2003